UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant	[X]
Filed by a Party other than Registrant	[ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement.
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[ ]	Definitive Proxy Statement.
[ ]	Definitive Additional Materials.
[X]	Soliciting Material Pursuant to Rule 14a-12.

CHARMING SHOPPES, INC.
 (Name of registration as specified in its charter)

Payment of Filing Fee (Check the appropriate box)
[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

PROXY COMMUNICATION STATEMENT:

Charming Shoppes, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2008 Annual Meeting of Shareholders.  The Company plans to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the Annual Meeting.  Information concerning persons who may be considered participants in the solicitation of the Company’s shareholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including its proxy statement relating to its 2007 Annual Meeting of Shareholders, and will be set forth in its proxy statement relating to its 2008 Annual Meeting of Shareholders.  These documents may be (currently or when filed with the SEC) obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-sec or MacKenzie Partners at 1-800-322-2885 or via email at proxy@mackenziepartners.com.

FOR IMMEDIATE RELEASE

CHARMING SHOPPES BRINGS ACTION TO PREVENT
THE CRESCENDO PARTNERS AND MYCA PARTNERS HEDGE FUNDS
FROM VIOLATING THE FEDERAL SECURITIES LAWS

BENSALEM, PA., March 10, 2008 - Charming Shoppes, Inc., (Nasdaq: CHRS), a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel,  announced that on March 7, 2008 it filed a lawsuit against the Crescendo Partners and Myca Partners hedge funds, operating jointly under the name of The Charming Shoppes Full Value Committee, and certain of their principals and nominees for election as directors of Charming Shoppes, including Arnaud Ajdler, Eric Rosenfeld and Robert Frankfurt, for violating federal securities laws.

In the federal lawsuit filed on March 7, 2008 in the United States District Court, Eastern District of Pennsylvania, Charming Shoppes, Inc. asserted that Crescendo Partners and Myca Partners have filed with the Securities and Exchange Commission (the “SEC”) materially misleading and incomplete documents in violation of Section 13(d) of the Securities Exchange Act of 1934 as part of their campaign to nominate three directors to Charming Shoppes’ board of directors.

“We filed this suit against Arnaud Ajdler, Eric Rosenfeld, Robert Frankfurt and the Crescendo Partners and Myca Partners hedge funds to ensure that our shareholders receive complete and accurate information about the group’s interests, plans and motivations that is required by the federal securities laws,” said Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes. “We will continue to take appropriate steps to protect the interests of Charming Shoppes’ shareholders.”

Charming Shoppes stated in its complaint that the Crescendo Partners and Myca Partners hedge funds “have depicted themselves to the investing public as legitimate investors and “would-be” directors, when in truth their intention is to achieve personal gain at the expense of Charming Shoppes and its shareholders.  At no time have Defendants disclosed any part of their true track record of using proxy fights to disrupt corporations and to profit by forcing them to sell assets, buy back stock or buy off defendants and their cronies.”

Charming Shoppes has asked the Court to enjoin Arnaud Ajdler, Eric Rosenfeld, Robert Frankfurt and the Crescendo Partners and Myca Partners hedge funds from making any additional false or misleading public statements and false and misleading public filings regarding Charming Shoppes, from taking or attempting to take any further steps in furtherance of their unlawful conduct and scheme, to make immediate corrective disclosure of all material facts and cure the material misstatements and omissions and to divest themselves in an orderly fashion of any and all shares of Charming Shoppes’ stock that they unlawfully acquired in violation of the federal securities laws.

About Charming Shoppes, Inc.

Charming Shoppes, Inc. operates 2,410 retail stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), CATHERINES PLUS SIZES(R), LANE BRYANT OUTLET(R), PETITE SOPHISTICATE(R) and PETITE SOPHISTICATE OUTLET(R). Apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes' Crosstown Traders: Lane Bryant Woman, Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

Additional Information

Charming Shoppes, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2008 Annual Meeting of Shareholders.  The Company plans to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the Annual Meeting.  Information concerning persons who may be considered participants in the solicitation of the Company’s shareholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including its proxy statement relating to its 2007 Annual Meeting of Shareholders, and will be set forth in its proxy statement relating to its 2008 Annual Meeting of Shareholders.  These documents may be (currently or when filed with the SEC) obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-sec or MacKenzie Partners at 1-800-322-2885 or via email at proxy@mackenziepartners.com.

INVESTOR AND ANALYST CONTACT:
Gayle M. Coolick
Director of Investor Relations
Charming Shoppes, Inc.
(215) 638-6955

MEDIA CONTACT:
Matthew Sherman
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449